UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 4, 2021

Orange County Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40711	26-1135778
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

12 Dolson Avenue, Middletown, New York		10940
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:      (845) 341-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50	OBT	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events
On August 4, 2021, Orange County Bancorp, Inc. (the “Company”) issued a press release announcing that it had priced the initial public offering of 1,000,000 shares of Company common stock, par value $0.50 per share (the “Common Stock”) at a price of $33.50 per share. The Company granted the underwriters a 30-day overallotment option to purchase up to 150,000 additional shares of Common Stock from the Company. A copy of the Company’s press release dated August 4, 2021 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On August 9, 2021, the Company issued a press release announcing that it had closed its previously announced initial public offering of Common Stock. The Company sold 1,150,000 shares of its Common Stock at a public offering price of $33.50 per share, including 150,000 shares of Common Stock sold pursuant to the underwriters’ overallotment option, which was exercised in full. The offering is expected to result in gross proceeds to the Company of approximately $38.5 million. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $35.2 million. A copy of the Company’s press release dated August 9, 2021 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 4, 2021.
99.2	Press Release dated August 9, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORANGE COUNTY BANCORP, INC.

DATE: August 10, 2021	By: /s/ Michael J. Gilfeather
Michael J. Gilfeather
President and Chief Executive Officer